Exhibit 99.1

Qiao Future Technology Acquisition of Momentous Holding Corp

January 9, 2024

WHITEPLAINS, NY / ACCESSWIRE / January 9, 2024 / We are pleased to announce that Qiao Future Technology Co., Ltd. has acquired a controlling stake in Momentous Holdings Corp and have initiated the process of renaming the listed Company Qiao Future Technology Inc.

On December 11, 2023 the parties signed the purchase agreement pursuant the acquisition of MMNT. The transaction closed on December 28, 2023.

On December 28, 2023, the Board accepted the resignation of its President, CEO, Treasurer, CFO, Secretary and sole Board member, Mr. David Lazar. On December 29, 2023 the Board of Directors appointed Mr. Chen Yongjin as President, Secretary and Treasurer, and Mr. Pan Zhongjian as Chief Executive Officer of the Company.

CONTACT:

Pan Zhongjian

Chief Executive Officer

Email: mailto:panzhongjian@ds-cap.com